NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES 22.1% FULL YEAR AND 44.3% FOURTH QUARTER CORE EARNINGS GROWTH FOR 2011

LATROBE, PA, February 7, 2012 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the year ended December 31, 2011. The Company earned $6,715,000 (or $2.35 per average share outstanding) compared to $5,501,000 (or $1.92 per average share outstanding) in 2010. Earnings for the fourth quarter of 2011 were $1,989,000 (or $.70 per average share outstanding) compared to $1,378,000 (or $.48 per average share outstanding) for the same period in 2010. Full year earnings increased $1,214,000, or 22.1%, while fourth quarter earnings increased $611,000, or 44.3%.

Gregg E. Hunter, President and Chief Executive Officer noted, “Core earnings progressively strengthened throughout 2011 on a linked-quarter basis and in comparison to the quarterly results of 2010.  The Company’s above banking industry standard financial performance remains firmly based upon strong asset quality, very high tax-equivalent net interest margin and ample capital adequacy in conjunction with the complimentary balanced optionalities and proportional volumes of the Company’s various assets and liabilities.  Through hard work, constant vigilance and measured risk management our Company continued to derive maximum benefit from pronounced yield curve slope during all of 2011.  The Company begins 2012 exceedingly well-positioned for comparative earnings success.”

Mr. Hunter added, “The Company’s superior core financial performance and strong capital base continue to solidly support very attractive and reliable quarterly cash dividend payments to the Company’s common stock shareholders. Maintaining a meaningful quarterly cash dividend stream to our shareholders remains a top priority for the Company. High cash dividends and high dividend yields also provide solid support for Commercial National’s very favorable common stock market share price valuations.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	December 31	December 31
	2011	2010

ASSETS
Cash and due from banks on demand	$6,275	$5,578
Interest bearing deposits with banks	185	16
Total cash and cash equivalents	6,460	5,594

Securities available for sale	189,898	131,159
Restricted investments in bank stock	3,534	4,339

Loans	179,386	191,906
Allowance for loan losses	(1,673)	(1,686)
Net loans	177,713	190,220

Premises and equipment	3,085	3,323
Other assets	20,356	20,842

Total assets	$401,046	$355,477

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$89,690	$77,209
Interest bearing	214,126	199,285
Total deposits	303,816	276,494

Short-term borrowings	29,450	17,700
Long-term borrowings	10,000	10,000
Other liabilities	5,231	5,271
Total liabilities	348,497	309,465

Shareholders' equity:
Common stock, par value $2 per share;
10,000,000 shares authorized; 3,600,000 shares
issued; 2,860,953 shares
outstanding in 2011 and 2010.	7,200	7,200

Retained earnings	51,175	47,207

Accumulated other comprehensive income	6,718	4,149

Less treasury stock, at cost,
739,047 shares in 2011 and 2010	(12,544)	(12,544)
Total shareholders' equity	52,549	46,012

Total liabilities and shareholders' equity	$401,046	$355,477

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended December 31,	Ended December 31,	Ended December 31,	Ended December 31,
	2011 2010		2011 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$2,546	$2,768	$10,599	$11,368
Interest and dividends on securities:
Taxable	1,274	955	4,152	4,474
Exempt from federal income taxes	1,017	667	3,673	2,373
Other	-	-	1	2
Total Interest income	4,837	4,390	18,425	18,217

INTEREST EXPENSE:
Interest on deposits	366	517	1,734	2,366
Interest on short-term borrowings	14	27	59	139
Interest on long-term borrowings	60	60	237	237
Total Interest expense	440	604	2,030	2,742

NET INTEREST INCOME	4,397	3,786	16,395	15,475
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,397	3,786	16,395	15,475

OTHER OPERATING INCOME:
Asset management and trust income	236	238	1,069	947
Service charges on deposit accounts	261	272	1,055	1,136
Income from investment in life insurance	143	143	508	508
Other income	50	85	236	317
Total other operating income	690	738	2,868	2,908

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,507	1,551	6,132	6,070
Net occupancy expense	196	199	828	837
Furniture and equipment	95	137	400	537
Pennsylvania shares tax	126	124	503	501
Legal and professional	75	83	381	432
FDIC Insurance expense	47	86	225	343
Other expenses	641	668	2,820	2,858
Total other operating expenses	2,687	2,848	11,289	11,578

INCOME BEFORE INCOME TAXES	2,400	1,676	7,974	6,805
Income tax expense	411	298	1,259	1,304

Net income	$1,989	$1,378	$6,715	$5,501

Average Shares Outstanding	2,860,953	2,860,953	2,860,953	2,860,953

Earnings Per Share	$0.70	$0.48	$2.35	$1.92